EX-4.kk


                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY  [Graphic Omitted]
                                             A STOCK COMPANY

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                    4% FOR LIFE GUARANTEED MINIMUM WITHDRAWAL
                               BENEFIT ENDORSEMENT

THIS ENDORSEMENT IS MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED AND IS EFFECTIVE ON THE ISSUE DATE OF THE CONTRACT, UNLESS ANOTHER EFFECTIVE DATE FOR THIS ENDORSEMENT IS SHOWN BELOW. TO THE EXTENT ANY PROVISIONS CONTAINED IN THIS ENDORSEMENT ARE CONTRARY TO OR INCONSISTENT WITH THOSE OF THE CONTRACT TO WHICH IT IS ATTACHED, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED.

THE CONTRACT IS AMENDED AS FOLLOWS:

1) The following language is added to the CONTRACT DATA PAGE of the Contract:

"Please note that due to Your selection of the 4% For Life Guaranteed Minimum Withdrawal Benefit, You cannot make any allocations to the Indexed Fixed Option, if available under Your Contract.

4% FOR LIFE GUARANTEED MINIMUM       On an annual basis, the charge equals
WITHDRAWAL BENEFIT (GMWB) CHARGE:    [X.XX%] of the daily  net  asset  value of
                                     the Investment Divisions. The GMWB Charge will be discontinued upon the earlier of the termination of this benefit or the date on which the Contract Value equals zero.

                                     On each Contract Anniversary, the Company may reduce the GMWB Charge if no withdrawals have been taken before that time."

2) The following language is added to the DEFINITIONS section of the Contract:

"GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount the Owner is allowed to withdraw each Contract Year for the GMWB to remain fully effective and keep the For Life Guarantee effective.

GUARANTEED WITHDRAWAL BALANCE (GWB). The guaranteed amount available for future periodic partial withdrawals."

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3) The following language is added to the WITHDRAWAL PROVISIONS of the Contract:

"4% FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owner to make periodic partial withdrawals, prior to the Income Date, for the longer of:
1) the duration of the Owner's life, or with Joint Owners, the duration of the Joint Owner's life who dies first (the For Life Guarantee, which is subject to the terms of this endorsement); or 2) until the total periodic withdrawals equal
a) the total Premium payments net of any applicable premium taxes if elected at issue or b) the Contract Value net of any applicable Recapture Charge on the effective date of this endorsement if elected after issue, regardless of the performance of the Investment Divisions or level of the Contract Value. If the GMWB is elected after issue, the request must be received within the [30] calendar days prior to the Contract Anniversary and will be effective on the Contract Anniversary following receipt of the request in Good Order. The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the GAWA. The Owner may "step-up" the Guaranteed Withdrawal Balance to the current Contract Value subject to the Guaranteed Withdrawal Balance Step-Up provisions. The withdrawals under the GMWB are non-cumulative; therefore, guaranteed withdrawals available but not taken during any given Contract Year cannot be taken as a guaranteed withdrawal in a subsequent Contract Year.

If the Owner withdraws more than the GAWA in a Contract Year, then the For Life Guarantee will be null and void.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or any other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges and adjustments. The total amount received under the guarantee may be less than the GWB at election or step-up due to the application of these charges and adjustments.

A partial withdrawal in excess of the Withdrawal Value will be permitted as long as the total partial withdrawal for the Contract Year is less than or equal to the GAWA. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year is less than or equal to the GAWA. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

If the age of any Owner is incorrectly stated at the time of the election of the GMWB, on the date the misstatement is discovered the Contract Value will be adjusted by the difference between the GMWB Charges actually paid and the GMWB Charges that would have been paid assuming the correct age. Future GMWB Charges will be based on the correct age.

GUARANTEED WITHDRAWAL BALANCE.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of [$5,000,000]:

1. If elected as of the Issue Date of the Contract, the GWB equals the initial Premium (net of any applicable premium taxes).
2. If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges.


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With each subsequent Premium received after this endorsement is effective, the
GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment (net of any applicable premium taxes), subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount greater than the GAWA during any Contract Year, the guarantee provided by this endorsement may be reduced to an amount less than the GWB at election or step-up.

Partial withdrawals will affect the GWB as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the GAWA, the GWB is equal to the greater of:
   a. the GWB prior to the partial withdrawal less the partial withdrawal; or
   b. zero.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is greater than the GAWA, the GWB is equal to the lesser of:
   a. the Contract Value after the partial withdrawal less any applicable Recapture Charges; or
   b. the greater of the GWB prior to the partial withdrawal less the partial withdrawal, or zero.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT.

On the effective date of this endorsement, the Guaranteed Annual Withdrawal Amount is equal to 4% of the GWB.

With each subsequent Premium received after the effective date of this endorsement, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus 4% of the subsequent Premium payment (net of any applicable premium taxes), or 4% of the increase on the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the GAWA and the For Life Guarantee is still effective, the GAWA will be unchanged.
2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the GAWA and the For Life Guarantee is not still effective, the GAWA is the lesser of:
   a. the GAWA prior to the partial withdrawal; or
   b. the GWB after the partial withdrawal.
3. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is greater than the GAWA, the For Life Guarantee is null and void and the GAWA is the lesser of:
   a. the GAWA prior to the partial withdrawal; or
   b. the GWB after the partial withdrawal; or
   c. 4% of the Contract Value after the partial withdrawal less any applicable Recapture Charges.


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CONTRACT VALUE REDUCES TO ZERO. If the Contract Value is reduced to zero, all other rights under the Contract cease (except for the right to change the Beneficiary), no subsequent Premium payments will be accepted, and all other endorsements are terminated without value.

If the For Life Guarantee is still effective, the Owner will receive annual payments of the GAWA until the death of the Owner or the death of any Joint Owner.

If the For Life Guarantee is not effective, the Owner will receive annual payments of the GAWA until the GWB, if any, is depleted. The last payment will not exceed the remaining GWB at the time of payment.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

With each payment, the GWB is reduced by the amount of the payment until the GWB is depleted.

Upon the death of the Owner or the death of any Joint Owner, the Beneficiary will receive the scheduled payments until the remaining GWB, if any, is depleted. No other death benefit or Earnings Protection Benefit will apply.

GUARANTEED WITHDRAWAL BALANCE STEP-UP. On or after the [5th] anniversary of the effective date of this endorsement, the Owner may choose to step-up the GWB to equal the Contract Value, subject to a maximum of [$5,000,000.00]. The step-up is subject to the following restrictions:

1. The first step-up must be at least [5] years after the effective date of this endorsement.
2. A subsequent step-up may not be elected until the [5th] (or later) Contract Anniversary after the latest step-up.
3. The step-up can only be elected on or during the [30]-calendar day period following a Contract Anniversary. The request will be processed and be effective on the day We receive the request in Good Order.

At the time of step-up:

1. The GWB equals the Contract Value.
2. The GAWA is the greater of:
   a. 4% of the new GWB; or
   b. the GAWA prior to the step-up."

4) The following language is added to the DEATH BENEFIT PROVISIONS of the
Contract:

"Upon the death of the Owner or the death of any Joint Owner, while the Contract is still in force and before the Income Date, the GMWB terminates without value.

Upon continuation of the Contract by a spousal Beneficiary, the spouse may elect to terminate the GMWB on the Continuation Date and thereafter no GMWB Charge will be assessed. If the spouse does not make such election on the Continuation Date, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached.



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If the GMWB is continued, the spouse will not be entitled to the For Life
Guarantee. With the exception of the election of a step-up, no adjustments will be made to the GWB or the GAWA at the time of such continuation.

The spouse may elect to step-up to the Contract Value (including any applicable adjustments) on the Continuation Date. Subsequent step-ups are subject to all of the restrictions in the Guaranteed Withdrawal Balance Step-Up provision."

TERMINATION OF THE GMWB. The GMWB will terminate and all benefits under this endorsement will cease on the earlier of:
1. the date You elect to receive income payments under the Contract;
2. the date You make a full withdrawal from the Contract;
3. the date upon which the Contract terminates because the Owner or any Joint Owner dies;
4. the Continuation Date if the spousal Beneficiary elects to terminate the GMWB; and
5. the date upon which all obligations for payment under this endorsement have been satisfied after the Contract has been terminated.

Endorsement effective date (if different from Issue Date of the Contract):
______________

                                        SIGNED FOR THE
                                        JACKSON NATIONAL LIFE INSURANCE COMPANY

                                        /s/ Clark P. Manning

                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER


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